Exhibit 99.1

Repros to Host Research and Development Day January 4, 2007

THE WOODLANDS, Texas--(BUSINESS WIRE)--Repros Therapeutics Inc. (NasdaqGM:RPRX)(PCX:RPRX) announced that it will host a Research and Development Day for the financial community beginning at 12:30 pm Eastern Time on Thursday, January 4, 2007 in New York City. The event, which is by invitation only, will focus on Repros' clinical drug candidates, Proellex™ and Androxal™. Scheduled speakers include:

Jay Goldberg, MD - Director of the Jefferson Fibroid Center at Thomas Jefferson University Hospital

Olga Ioffe, MD - Associate Professor of Pathology at the University of Maryland Medical Center

Alfred Poindexter, MD - Director of the Division of Contraceptive Research and Development at Baylor College of Medicine

Bruce Lessey, MD, PhD - Professor of Obstetrics and Gynecology at University of North Carolina at Chapel Hill

Elian Ratchev, MD, PhD - Head of the Department of Pregnancy Pathology at the Hospital for Active Treatment in Sofia, Bulgaria

Richard Spark, MD - Associate Clinical Professor of Medicine at Harvard Medical School

Leonard DeRogatis, PhD - Director of the Center for Sexual Medicine at Sheppard Pratt Health System

Jean Fourcroy, MD, PhD - Assistant Professor of Urology at the University of the Health Sciences, Walter Reed Army Hospital, and Director, Repros Therapeutics.

This event will be webcast live and subsequently archived for at least one month on the company's website http://www.reprosrx.com at the "Presentations" tab. To ensure a timely connection to the webcast, it is recommended that users register at least 15 minutes prior to the scheduled start time.

About Repros Therapeutics Inc.

Repros is engaged in the development of pharmaceutical products that address conditions of the male and female reproductive systems. Proellex™, the Company's lead compound, is a PRM (progesterone receptor modulator) currently being studied in a U.S. Phase 2 clinical trial for the treatment of uterine fibroids, a condition that affects numerous women of childbearing age in the U.S. and results in a significant number of hysterectomies each year. Proellex™ is also being studied in a European Phase 2 study for the treatment of endometriosis, a condition that affects approximately 5.5 million women in the U.S. and Canada. Androxal™, the Company's other program in late clinical development, is designed to restore normal testosterone production by the testes and is being tested in a U.S. Phase 3 clinical trial for the treatment of testosterone deficiency in men.

For more information, please visit the Company's website at http://www.reprosrx.com.

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros' ability to have success in the clinical development of its technologies, the timing of enrollment in such clinical studies and the accuracy of such studies, limited patient populations of clinical studies to date and the possibility that final data may not be consistent with interim data, and Repros' ability to raise additional capital on acceptable terms or at all, and such other risks which are identified in the Company's Annual Report on Form 10-K for the year ended December 31, 2005 and Repros' Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, September 30, 2006, as they may be updated by the Company's Exchange Act filings from time to time. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Repros Therapeutics Inc., The Woodlands
Joseph S. Podolski, 281-719-3447